Exhibit 10.14

CONSULTING AGREEMENT

This agreement (“Agreement”) is dated May 17, 2002 (“Effective Date”) and is by and between HemoSense, Inc., a Delaware corporation having a place of business at 600 Valley Way Milpitas, CA, 95035 USA (“Company”) and Innovative Medical Product Consultants, GmbH, a business organized and existing under the laws of Germany and having a place of business at Bonnerstrasse 528, 50968 Cologne, Germany (referred to herein as either “Consultant” or “IMedPro”).

RECITALS

The Company is engaged in the research, development, manufacture and marketing of certain medical diagnostic devices including, but not limited to, devices for the measurement of blood clotting and anticoagulation dosing (“Company’s Business”);

The Consultant is a business having employees and experience pertaining to clinical and regulatory affairs of medical products; and

The Company desires to retain the Consultant to provide consulting services to the Company.

AGREEMENT

I.	SERVICES

For the term of this Agreement, the Consultant shall:

A.	Provide the Company’s European Operations focused on the conduct of a German reimbursement trial to be conducted at 3-5 centers. These activities include:

1.	Performing all necessary activities to initiate, conduct, and close this trial in the German centers identified by Company.

2.	Providing product feedback to the company based on the European experience.

3.	Facilitating data return to the coordinating center and to company by the participating centers.

4.	Maintaining center contact.

5.	Outside of product feedback and the efforts needed to perform the clinical trials, Consultant will not be conducting additional marketing, sales or distribution efforts for the Company under this plan.

B.	Perform all necessary activities in Germany to be able to import, store, and use the Company product at the centers participating in the trial.

C.	Assist the Company and the coordinating center in preparation of the clinical report of the trial.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

II.	COMPENSATION

A.	For services provided by this Agreement the Company hereby grants to the Consultant a one-time to purchase 50,000 (fifty thousand) shares (the “Warrants”) of the Company’s $.01 par value common stock (the “Common Stock”) (as adjusted from time to time upon the occurrence of any subdivision, stock split, combination or change of Common Stock into different number of shares of the same or any other class or classes of shares, Company’s Warrant Agreement is attached hereto as Appendix A) at an exercise price of $0.20 per share. The options shall vest upon completion of certain milestones as follows:

1.	50% at Effective Date;
2.	50% upon completion of the trial described above.

In the event of material change of control, 100% of unvested shares shall immediately vest. In the event of termination of this Agreement by the Company without cause under Section V (B)(2), 50% of any unvested shares shall immediately vest. The grant, vesting and other terms of the warrant grant hereunder shall be in accordance with the Warrant to Purchase Common Shares of HemoSense attached hereto as Appendix A – the terms of which shall control in the event of conflict with any other terms of this Section II (B).

B.	The Company will reimburse the Consultant for customary, reasonable and necessary expenses incurred by the Consultant pursuant to this Agreement. Expenses shall be billed at actual cost with [***]% mark-up. Consultant will provide a monthly billing to the Company of all such expenses with detail sufficient to describe such expenses. The Consultant will retain records and receipts of such expenses. Payments for such expenses are due 30 days following invoice. As a retainer for such expenses, the Company shall transfer US$ [***] (estimated 3 months forward expenses per budget attached in Appendix B) to Consultant immediately following execution of this Agreement. Appendix B is a current estimate of expense to be incurred under this Agreement.

C.	The Consultant is an independent contractor and not an employee of the Company and has no authority to bind the Company to any contract or agreement. The Consultant is not entitled to participate in benefits available to employee’s of the Company and is responsible for the payment of all income, employment or other taxes which may arise by reason of this Agreement. This Agreement is personal between the parties and no organization with which the Consultant is associated is a party to this Agreement.

D.	The compensation recited herein is calculated as a present best estimate of value services provided by the Consultant to the Company. In the event the Consultant concludes that the effort required by this Agreement is significantly greater than presently contemplated (or if the Company concludes the value of the services is significantly less than that presently contemplated), either party may request an appropriate prospective modification to this Agreement. In the event the parties cannot agree, a party may terminate in accordance with Section V (B)(3).

III.	CONFIDENTIALITY

A.	All information or data received by the Consultant from the Company and pertaining to the Company’s Business or derived or generated by the Consultant

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

while performing services under this Agreement shall be deemed the confidential information of the Company. Information shall not be deemed to be confidential if:

(a)	it already was in the Consultant’s possession prior to disclosure by the Company;

(b)	it is or later becomes part of the public domain through no fault of the Consultant; or

(c)	it is lawfully received from a third party having no obligations of confidentiality to the Company.

B.	During the term of this Agreement and for one year thereafter, the Consultant will not disclose or use confidential information without the express written consent of the Company.

C.	Company has no obligation to disclose confidential information to the Consultant and the nature and amount of any such disclosure shall be at the sole discretion of the Company.

IV.	INVENTIONS

A.	All information or data derived or generated by the Consultant while performing services under this Agreement shall be the property of the Company.

B.	The term “Intellectual Property” means all inventions (patentable or unpatentable), discoveries, know-how or works of authorship made, conceived, authored or developed (either alone or jointly with others) by the Consultant during the term of this Agreement and related to the Company’s Business or the demonstrably anticipated future product development concepts of the Company and which result from any work or services the Consultant performs for the Company or from using confidential information of the Company.

C.	All Intellectual Property (including any “works for hire” under the copyright laws of the United States) is the sole and exclusive property of the Company and the Consultant hereby assigns all such Intellectual Property to the Company. The Consultant agrees to cooperate with the Company, at the Company’s expense, in all efforts of the Company (including the preparation and filing of patent applications) to perfect patent rights on any such Intellectual Property in the United States or abroad and to execute documents necessary to record the Company’s ownership of such rights with any government body including the United States Patent and Trademark Office.

D.	The obligations to assign Intellectual Property to the Company shall not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Consultant’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Consultant for the Company.

E.

Recognizing that other individuals associated with Company may jointly or independently invent subject matter related to inventions conceived or reduced to practice by the Consultant, the parties agree that the Company shall in its sole discretion determine the proper identity of inventors named on any patent

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

application based upon the Company’s investigation and determination of relevant information including, but not limited to, dates of conception, dates of reduction to practice or diligence in reduction to practice.

V.	TERMINATION

A.	The term of this Agreement commences with the Effective Date and continues for three years or the completion of the milestones listed above, whichever is shorter.

B.	This Agreement may be terminated as follows:

1.	The Company may terminate this Agreement immediately upon notice to the Consultant in the event the Consultant is unwilling or unable to perform services for any two consecutive quarters.

2.	Either party may terminate this Agreement upon thirty days written notice to the other party in the event of any material breach of this Agreement by such other party and where such breach remains uncured after such thirty-day period.

3.	Either party may terminate this Agreement upon 90 days notice to the other party.

C.	The obligations arising under Sections III and IV and any obligation to pay the Consultant for services or expenses incurred and not yet paid or reimbursed shall survive any termination or expiration of this Agreement.

VI.	DISPUTES

A.	The parties intend to make reasonable effort to amicably resolve any disputes pertaining to this Agreement.

B.	Any unresolved disputes shall be subject to personal jurisdiction (hereby admitted) of the courts of the State of California and this Agreement will be interpreted according to the laws of that State.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

AGREED TO BY:

HEMOSENSE, INC.		INNOVATIVE MEDICAL PRODUCT CONSULTANTS, GMBH

By:	/s/ Dale Clendon	By:	/s/ Gregory M. Ayers
Its	SVP Business Development	Its	General Manager
Date:	5/17/02	Date:	5 – 17 – 2002

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

APPENDIX A

HemoSense Common Stock Warrant Agreement

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.